SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11 or
    Section 240.14a-12

                      GUY F ATKINSON COMPANY OF CALIFORNIA
                (Name of Registrant as Specified in its Charter)

                                THERESE AMBRUSKO
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

                    GUY F. ATKINSON COMPANY OF CALIFORNIA
                              1001 BAYHILL DRIVE
                         SAN BRUNO, CALIFORNIA 94066
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                         San Bruno, California
                                                                March 27, 1995

   The Annual Meeting of Shareholders of Guy F. Atkinson Company of
California (the "Company") will be held at the South San Francisco Conference Center, 255 South Airport Boulevard, South San Francisco, California, on Wednesday, April 19, 1995, at 2:00 P.M. for the following purposes:
   1. To elect directors to serve until the 1996 Annual Meeting of Shareholders and thereafter until their respective successors are elected or appointed.

   2. To approve the Amendment and Restatement of the 1990 Executive Stock
      Plan.

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   All of the above matters are more fully described in the accompanying Proxy Statement. Only shareholders of record on the books of the Company at the close of business on March 6, 1995 will be entitled to vote at the meeting or any postponement or adjournment thereof.

   To assure your representation at the meeting, it would be appreciated if you would sign and return the enclosed proxy. The giving of such proxy will not affect your right to vote in person should you decide to attend the meeting.


                                             Therese Ambrusko
                                             Secretary

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                              1001 BAYHILL DRIVE
                         SAN BRUNO, CALIFORNIA 94066
                               PROXY STATEMENT

                                                    Mailing date: March 27, 1995

   Your proxy in the form enclosed is solicited by the Board of Directors of Guy
F. Atkinson Company of California (the "Company") in connection with the Annual Meeting of Shareholders to be held on April 19, 1995 and any adjournment thereof. A proxy may be revoked at any time before it is exercised by voting in person at the meeting, by giving written notice to the Secretary of the Company or by giving a later dated proxy. The shares represented by the proxies received which have been properly dated and signed and not revoked will be voted at the Annual Meeting.

   Only shareholders of record on the books of the Company at the close of business on March 6, 1995 will be entitled to vote at the meeting. As of March 6, 1995, the outstanding voting securities of the Company consisted of 8,917,224 shares of Common Stock, par value $0.01 per share. Each shareholder entitled to vote at the meeting is entitled to one vote for each share held as of the record date.

   With respect to the election of Directors, the candidates elected are those receiving the highest number of affirmative votes up to the number of Directors to be elected. Any other matter submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company's Common Stock represented and entitled to vote at the meeting, assuming that shares constituting more than 25% of the total number of shares entitled to vote are represented at the meeting. The number of abstentions and broker non-votes with respect to any matter being voted on are not counted either for or against the matter.

   All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors, and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telegraph or personal call.

   A copy of the Company's Annual Report to Shareholders containing financial statements for the fiscal year ended December 31, 1994 accompanies this Proxy Statement.

                            ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected or appointed and qualified. All of the nominees are presently members of the Board of Directors of the Company. Unless marked to the contrary, the proxies received will be voted FOR the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the balance of those named and for such other nominee as the Board may select, or the size of the Board may be reduced accordingly.

INFORMATION WITH RESPECT TO NOMINEES

Listed below are the names and ages of the nominees, their principal employment for the past five years and the year in which each nominee became a director of the Company.

                                    PRINCIPAL EMPLOYMENT FOR             DIRECTOR
       NAME         AGE               THE PAST FIVE YEARS                SINCE
------------------ ----- --------------------------------------------- ----------

Jack J. Agresti  ..57    Chief Executive Officer and President of         1990
                         the Company since April, 1994; President and
                         Chief Operating Officer of the Company from
                         April, 1991 to April, 1994; Executive Vice
                         President from April, 1990 to April, 1991;
                         Group Vice President from February, 1985 to
                         April, 1990.

Duane E. Atkinson  67    Vice President of the Company since 1980.        1979

Ray N. Atkinson  ..66    Vice Chairman of the Company from May, 1982      1979
                         to May, 1991, when he retired.

William E. Burch  .70    Director of Kuhlman Corporation and              1988
                         Central PreMix Concrete Company; Director,
                         President and Chief Executive Officer of Fred
                         S. James & Company from June, 1975 to
                         January, 1981.

J. Phillip Frazier 56    Operating Partner, Stonebridge Partners since    1987
                         January, 1995; Chairman and Chief Executive
                         Officer of Hyster-Yale Materials Handling,
                         Inc. from June, 1989 to September, 1992;
                         President and Chief Executive Officer from
                         August, 1988 to June, 1989; President and
                         Chief Operating Officer from June, 1985 to
                         August, 1988.

Donald R. Kayser  .64    Principal, Kayser Partners, Ltd. since June,     1992
                         1988; Executive Vice President and Chief
                         Financial Officer of Morrison Knudsen Corp.
                         from September, 1988 to February, 1990;
                         Senior Vice President and Chief Financial
                         Officer of Allied Signal Corporation from
                         April, 1984 to June, 1988.

                                2




                                    PRINCIPAL EMPLOYMENT FOR             DIRECTOR
       NAME         AGE               THE PAST FIVE YEARS                SINCE
------------------ ----- --------------------------------------------- ----------
Ross J. Turner  ...64    Chairman of Genstar Investment Corporation       1988
                         since 1986; Chief Executive Officer and
                         President or Chairman of Genstar Corpora-
                         tion for more than five years preceding
                         December, 1986.

John F. Whitsett  .54    Chairman of the Board of Directors of the        1979
                         Company since February, 1995; President of
                         Standard Brass Foundry for more than the
                         past five years.

   John F. Whitsett is the first cousin of Duane E. Atkinson and Ray N. Atkinson, who are brothers.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information as of January 31, 1995 as to shares of Common Stock of the Company beneficially owned by each of the present directors and nominees for election as directors, and by each of the executive officers named in the Summary Compensation Table beginning on page 5 and all directors and executive officers of the Company as a group. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown.

                                      NUMBER OF SHARES OF
                                        COMMON STOCK AND
                                      NATURE OF BENEFICIAL  FOOTNOTE    PERCENT
                 NAME                     OWNERSHIP(1)       NUMBER     OF CLASS
------------------------------------ -------------------- ----------- ----------
Jack J. Agresti ..................... 94,014                            *
Duane E. Atkinson ................... 72,172                (2)         *
Ray N. Atkinson .....................119,618              (2)(3)(7)   1.24
William E. Burch .................... 10,000                            *
Willaim J. Carlson .................. 39,955                            *
J. Phillip Frazier ..................  1,000                            *
Thomas J. Henderson .................135,847              (2)(4)(7)   1.41
Donald R. Kayser ....................  1,000                            *
Herbert D. Montgomery ...............      0                            *
Ross J. Turner ......................  3,000                            *
John F. Whitsett ....................122,141              (5)(6)      1.27
All directors and executive officers
 as a group (11 persons including
 those named above) .................688,063                (8)       7.14

________________
 *  Less than 1%
(1) Includes shares allocated under the Company's Retirement Stock and Investment Plan, as follows: Jack J. Agresti, 26,184 shares; Duane E. Atkinson, 14,749 shares; Ray N. Atkinson, 16,447 shares; William J. Carlson, 13,275 shares; Thomas J. Henderson, 29,087 shares; Herbert D. Montgomery, 0 shares; and all directors and executive officers as a group, 99,976 shares. Also includes options that are currently exercisable as follows: Jack J. Agresti, 61,000 shares; William J. Carlson, 26,500 shares; Thomas J. Henderson, 93,000 shares; and all directors and executive officers as a group, 180,500 shares.
(2) Does not include 641,910 shares held by the Atkinson Foundation of which Duane E. Atkinson, Ray N. Atkinson, and Thomas J. Henderson are directors. The directors have no beneficial interest in such shares.
(3) Includes 1,125 shares held in custodial accounts for three grandchildren of Ray N. Atkinson, as to which he has sole voting and investment power and as to which he disclaims beneficial ownership. Does not include 3,000 shares held by Mr. Atkinson's wife, as to which he has neither voting nor investment power and as to which Mr. Atkinson disclaims beneficial ownership.
(4) Does not include 660 shares held by Mr. Henderson's wife, as to which he has neither voting nor investment power and as to which Mr. Henderson disclaims beneficial ownership.
(5) Does not include 911,620 shares held by the Myrtle L. Atkinson
    Foundation, of which John F. Whitsett is a director. Mr. Whitsett has no beneficial interest in such shares.
(6) Includes 20,610 shares held in trust or in custodial accounts of which Mr. Whitsett is the sole trustee or custodian and as to which he has sole investment and voting power. Does not include 4,625 shares held by Mr. Whitsett's wife, as to which Mr. Whitsett disclaims beneficial ownership.
(7) Does not include 817,517 shares held by Willamette University. Ray N. Atkinson and Thomas J. Henderson are two of eight members of a committee of the Board of Trustees of Willamette University which has voting power with respect to 817,517 such shares. Mr. Atkinson and Mr. Henderson disclaim beneficial ownership thereof.
(8) Excludes shares excluded in notes (2), (3), (4), (5), (6), and (7) above. Includes shares included in notes (3) and (6) above.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE OFFICERS' COMPENSATION

    The following table sets forth the compensation earned during the three fiscal years ended December 31, 1994 by each person who served as the Company's Chief Executive Officer during 1994 and all other persons who were executive officers of the Company at the end of the 1994 fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                     -------------------------------------
                                         ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                ------------------------------------ --------------------------- ---------
           (A)             (B)      (C)        (D)         (E)(1)        (F)(2)         (G)          (H)        (I)(3)
                                                                       RESTRICTED
                                                        OTHER ANNUAL     STOCK                      LTIP      ALL OTHER
         NAME AND                  SALARY    BONUS***   COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
    PRINCIPAL POSITION     YEAR     ($)        ($)          ($)           ($)           (#)          ($)         ($)
------------------------ ------ ---------- ---------- -------------- ------------ -------------- --------- --------------
T. J. Henderson* ........1994   $109,479   $0                                        -0-                   $261,154
 Chairman and Chief      1993   $360,000   $0                                     36,000                   $ 11,884
 Executive Officer       1992   $360,000   $0                                        -0-                   $ 11,509
J. J. Agresti* ..........1994   $358,271   $50,000                                40,000                   $ 13,048
 President and Chief     1993   $295,000   $0                                     24,000                   $ 11,997
 Executive Officer       1992   $295,000   $0                                        -0-                   $ 11,648
W. J. Carlson ...........1994   $250,000   $0                                     14,000                   $  9,517
 Senior Vice President   1993   $235,000   $0                                     14,000                   $ 11,750
                         1992   $235,000   $0                                        -0-                   $ 11,665
H. D. Montgomery** ......1994   $ 88,513   $25,000                                 8,000                   $    598
 Senior Vice President,  1993        --      --                                      --                         --
 Chief Financial Officer 1992        --      --                                      --                         --
 and Treasurer

  *       Mr. Henderson resigned as Chief Executive Officer on April 21,
          1994. He resigned as Chairman of the Board of Directors on January
          14, 1995 and as Director on February 18, 1995. Mr. Agresti was elected Chief Executive Officer on April 21, 1994.
 ** Mr. Montgomery joined the Company in June, 1994. His salary on an annualized basis in 1994 was $160,000.
*** These bonuses were awarded for the recpients' efforts in 1994 in completing the disposition of the Company's non-construction businesses.
(1) No named executive officer received perquisites or personal benefits, the aggregate value of which exceeded the lesser of $50,000 or 10% of salary and bonus. No other value was received that required reporting in this column.
(2) The named executive officers hold performance restricted stock in the following amounts: T. J. Henderson: 19,200 shares; J. J. Agresti: 13,600 shares; W. J. Carlson: 8,800 shares; H. D. Montgomery: 0 shares. The restricted stock is subject to vesting provisions based upon the achievement of certain earnings per share goals. Such goals have not been achieved and none of the stock has vested. The number and value of the aggregate restricted stock holdings for the named executives at the end of the 1994 fiscal year was 41,600 shares and $416,000, respectively.
(3) The amounts disclosed in this column include:
    (a) Salary payments made to T. J. Henderson in the amount of $250,521 in connection with the Company's agreement with him described on page 8 of this Proxy Statement.
    (b) Company contributions to the Stock Plan and Investment Plan portions of the Atkinson Retirement Stock and Investment Plan on behalf of the named executive officers as follows:
        Investment Plan portion: T. J. Henderson, $3,000; J. J. Agresti,
        $3,000; W. J. Carlson, $3,000; H. D. Montgomery, $0.
        Stock Plan portion: T. J. Henderson, $4,500; J. J. Agresti, $4,500; W.
        J. Carlson, $4,500; H. D. Montgomery, $0.
    (c) Payment by the Company in fiscal year 1994 of premiums for term life insurance on behalf of the named executive officers as follows: T. J. Henderson, $3,133; J. J. Agresti, $5,548; W. J. Carlson, $2,017; H. D.
        Montgomery, $598.

DIRECTORS' COMPENSATION

Directors who are not employees are entitled to receive an annual director's fee of $15,000, plus $1,500 for each Board meeting attended. Directors who are not employees of the Company further are entitled to receive, if serving as chairman of any committee of the Board, an annual fee of $1,500, plus $500 for each committee meeting attended or, if serving as a member of such committee, an annual fee of $1,000, plus $500 for each committee meeting attended.

Director J. Phillip Frazier was retained by the Board of Directors in 1994 to chair a strategic alternatives study for the purpose of identifying and evaluating the Company's future strategic alternatives. As chairman of the study, Mr. Frazier reported directly to the Board of Directors. He was authorized by the Board to retain Dillon, Read & Co. Inc. to assist in this effort. Mr. Frazier was paid $41,000 in 1994 for his work as chairman.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth the option grants made to the executive officers named in the Summary Compensation Table above during the 1994 fiscal year. No stock appreciation rights were granted in the 1994 fiscal year.

                                                                            GRANT
                            INDIVIDUAL GRANTS                             VALUE DATE
----------------------------------------------------------------------- ------------
       (A)            (B)           (C)            (D)          (E)          (F)
                                % OF TOTAL
                    OPTIONS   OPTIONS GRANTED  EXERCISE OR                GRANT DATE
                    GRANTED    TO EMPLOYEES    BASE PRICE    EXPIRATION    PRESENT
      NAME      (# SHARES)(1) IN FISCAL YEAR    ($/SHARE)       DATE     VALUE ($)(2)
---------------- ----------- --------------- ------------- ------------ ------------
T. J. Henderson       0      0%                 --             --           --
J. J. Agresti  ..40,000      34.5%            8.50         4/21/04      182,600
W. J. Carlson  ..14,000      12.1%            8.50         4/21/04       63,910
H. D. Montgomery  8,000      6.9%            10.50         6/24/04       49,200

(1) Options were granted on April 21, 1994, except Mr. Montgomery's, whose options were granted on June 24, 1994. The options are exercisable with respect to 25% of the shares on the four anniversary dates following the date of grant. Each option is exercisable over a period of up to ten years from the date of grant, subject to continued employment. Payment of the option purchase price may be made in cash, or shares of the Company's Common Stock owned by the optionee for a period of six (6) months, or in any combination of cash and shares of the Company's Common Stock.
(2) Present value was calculated using the Black-Scholes pricing model which involves an extrapolation of future pricing levels based solely on past performance. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's stock which will be determined by future events and unknown factors.

   The inputs used in deriving present value were as follows:

  o  April 21, 1994 grant date fair market value                       $ 8.125
  o  April 21, 1994 grant date exercise price                          $ 8.500
  o  June 24, 1994 grant date fair market value                        $10.500
  o  June 24, 1994 grant date exercise price                           $10.500
  o  Expected dividend yield                                             0.00%

  o  Expected time to expiration calculated using 100% of grant term (10 years)

  o Expected volatility equal to the standard deviation of Atkinson quarterly closing stock prices over the period 1986--1994

  o Risk-free rate of return determined using the U.S. Treasury constant maturity yield on the date of grant (10 year rate)

                     AGGREGATED OPTION EXERCISES IN 1994
                      AND FISCAL YEAR-END OPTION VALUES*

                    EXERCISES DURING YEAR            FISCAL YEAR END
                 -------------------------- -------------------------------
       (A)              (B)          (C)           (D)             (E)
                                                                VALUE OF
                                                NUMBER OF      UNEXERCISED
                                               UNEXERCISED    IN-THE-MONEY
                                                 OPTIONS        OPTIONS**

                  SHARES ACQUIRED   VALUE     EXERCISABLE/    EXERCISABLE/
       NAME         ON EXERCISE    RECEIVED   UNEXERCISABLE   UNEXERCISABLE
---------------- --------------- ---------- --------------- ---------------
T. J. HENDERSON  NONE                       74,000/37,000   $50,625/$31,875
J. J. AGRESTI  ..NONE                       39,500/63,500   $28,500/$79,500
W. J. CARLSON  ..NONE                       17,000/27,000   $13,438/$31,312
H. D. MONTGOMERY NONE                          0/8,000           $0/$0


 * Option Terms: Option price is market at grant; term is ten years, subject to continued employment. Right to exercise vests for 25% of each award's shares per year; full vesting occurs in four years. Optionees may purchase optioned shares with payment in cash or shares of the Company's Common Stock.
** Based upon stock closing price of $10.00 on December 31, 1994.

                                PENSION PLANS

The following table sets forth the estimated annual benefits payable upon retirement to Company employees under the Atkinson 1987 Pension Plan and the Company's Excess-Benefit Plan ("the Pension Plans").

                              PENSION PLAN TABLE

                                          YEARS OF SERVICE
               ---------------------------------------------------------------------
 REMUNERATION      15        20        25        30        35        40        45
-------------- --------- --------- --------- --------- --------- --------- ---------
$125,000 ......$24,814   $ 33,085  $ 41,357  $ 49,628  $ 57,900  $ 66,171  $ 74,442
$150,000 ...... 30,064     40,085    50,107    60,128    70,150    80,171    90,192
$175,000 ...... 35,314     47,085    58,857    70,628    82,400    94,171   105,942
$200,000 ...... 40,564     54,085    67,607    81,128    94,650   108,171   121,692
$225,000 ...... 45,814     61,085    76,357    91,628   106,900   122,171   137,442
$250,000 ...... 51,064     68,085    85,107   102,128   119,150   136,171   153,192
$275,000 ...... 56,314     75,085    93,857   112,628   131,400   150,171   168,942
$300,000 ...... 61,564     82,085   102,607   123,128   143,650   164,171   184,692
$325,000 ...... 66,814     89,085   111,357   133,628   155,900   178,171   200,442
$350,000 ...... 72,064     96,085   120,107   144,128   168,150   192,171   216,192
$375,000 ...... 77,314    103,085   128,857   154,628   180,400   206,171   231,942

   The compensation covered for purposes of the Pension Plans is salary and bonus. In 1994, the named executive officers received covered compensation as follows: T. J. Henderson, $360,000; J. J. Agresti, $408,271; W. J. Carlson, $250,000; H. D. Montgomery, $113,513.

   The estimated credited years of service for the named executive officers are as follows: T. J. Henderson, 33; J. J. Agresti, 35; W. J. Carlson, 23; H.
D. Montgomery, 0.

   The calculations are straight-life annuity amounts based upon current plan formulae and are not subject to Social Security offsets.

EMPLOYMENT AGREEMENTS

In 1994 the Company entered into an employment agreement with T. J. Henderson, upon his resignation as Chief Executive Officer. Under its terms, Mr. Henderson's employment will continue with the Company until his normal retirement date on April 1, 1996. During the employment period, Mr. Henderson will continue to receive his salary at the annual rate of $360,000 and other benefits he received at the time of his resignation.

Also in 1994, the Company entered into an employment agreement with J. J. Agresti, under which Mr. Agresti's employment will continue for a period of three years from April 21, 1994 and will renew automatically for additional periods of one year each, unless either party gives three months' written notice of intent to terminate, up until Mr. Agresti's 65th birthday. The agreement also provides that if Mr. Agresti voluntarily resigns or the Company terminates his employment for any reason other than cause following a change in control of the Company, he will be entitled to receive his salary and benefits for three years after the termination.

REPORT ON EXECUTIVE COMPENSATION

The Board of Directors determined all of the Company's Executive Compensation policies during 1994, managed policy decisions on executive pay programs and established the compensation of the Chairman, the Chief Executive Officer and, during the period that the position was occupied, the Chief Operating Officer.

The Executive Compensation Committee (hereafter "Committee") is appointed annually to advise the Board of Directors on matters of executive compensation. The Committee makes compensation recommendations to the Board for the Chief Executive Officer position as well as the Chief Operating Officer position, if occupied, and proposes to the Board the terms of the programs and plans for managing executive pay. The Committee's members are William E. Burch (Chairman),
J. Phillip Frazier and Ross J. Turner. Each is an independent outside Director; none is a former employee of the Company. No one on the Committee participates in the compensation described here for executives, and the Committee retains its own consulting firm to advise it from time to time.

In evaluating and voting on the Company's executive compensation awards, the Board seeks to achieve the following objectives:

o To attract, motivate and retain outstanding executives by providing compensation opportunities consistent with those in the industry for similar positions.

o To offer incentive for business success by putting a significant portion of each executive's total pay at risk, based on Company performance (assessing in the short term desirable operating results and, in the long term, stock price growth and total shareholder return).

o To encourage career service by providing retirement income for executive service consistent with industry practice.

The Committee recommended to the Board the compensation for Thomas J. Henderson during the period of the year when he was the Company's Chairman and Chief Executive Officer and the compensation for Jack J. Agresti during the time he held the position of President and Chief Operating Officer and the period when he served as President and Chief Executive Officer. Neither executive, both of whom were also members of the Board of Directors, participated in any Board discussions regarding their own pay nor did they vote on their own compensation.

BASE SALARY

The Committee annually reviews salary levels for the named executive officers in relation to information available about salary levels for comparable positions in the industry as well as annual rates of executive salary movement within the industry. It is the Committee's general policy to position the base salary of executive officers, including the Chief Executive Officer, approximately at mid-range (50th percentile) of salaries for comparable industry positions. Survey data for this analysis is provided by an independent, outside consulting firm retained by the Committee.

During the period in 1994 in which Mr. Henderson served the Company as Chairman and Chief Executive Officer, the Board did not increase his salary above the 1993 level. In January, 1994, the Board, acting on the Committee's recommendation, approved increasing Mr. Agresti's annual salary as President & Chief Operating Officer from $295,000 to $320,000, based upon the Board's assessment of Mr. Agresti's overall performance in that position and the Board's desire to maintain salaries at a competitive level.

On April 21, 1994 the Company entered into an employment agreement with Jack J. Agresti, appointing him President and Chief Executive Officer of the Company. The terms of Mr. Agresti's employment agreement are described at page 8 of this Proxy Statement. The Board increased Mr. Agresti's annual salary to $375,000 to align his salary with the salaries of comparable positions in the industry. In view of the Company's major restructuring efforts in 1994 and the adoption by the Board of a new strategic direction for the Company, the Board concluded that the initial term of Mr. Agresti's employment agreement should be 3 years and that his position should be protected in the event of a change in control in order to ensure stability in the office of the Chief Executive Officer.

Also on April 21, 1994 the Company entered into an employment agreement with Thomas J. Henderson upon his retirement as Chief Executive Officer of the Company. The terms of Mr. Henderson's agreement are described at page 8 of this Proxy Statement. The Board approved the terms of an employment agreement with Mr. Henderson in order to recognize his long service with the Company, to retain him as a member of the Board and as its Chairman and to insure his availability to assist the Company on special projects through his retirement date.

ANNUAL INCENTIVE AWARDS

The Board encourages executives to achieve desirable annual operating results through the use of annual incentive opportunities that put a significant portion of total pay at risk subject to the achievement of financial and operating goals, at levels designed to be consistent with industry practice. The Chief Executive Officer and the Chief Operating Officer (when the position is occupied), participate in individual incentive opportunities funded on the basis of specific return-on-equity goals set by the Board. The other named executive officers participate in annual incentive compensation plans which fund when certain goals are achieved relating to their positions and/or goals related to the operating plans of the businesses for which they are responsible. Target awards for the four named executive officers were set from 35% to 50% of base salary, with maximum awards not to exceed 2.2 times these targets.

It is also the Board's policy to reward extraordinary efforts for special projects at the discretion of the Board. Under that policy, the Board, upon the recommendation of the Committee, awarded Mr. Agresti a $50,000 cash bonus for his significant efforts during 1994 in completing the dispositions of the Company's non-construction businesses.

LONG-TERM INCENTIVE AWARDS

The Company offers incentive to management for contributions to stock price growth and total shareholder return through participation in the 1990 Executive Stock Plan. The Plan provides for awards of non-qualified Stock Options and Restricted Stock to officers and other key employees. All named executive officers were participants in the Plan. With the exception of Mr. Henderson, the named executive officers received Stock Option awards in 1994, which are shown in the Summary Compensation Table and the Option/SAR Grants Table. The Options held have little realized gain and the realization of meaningful compensation values from them depends on stock price growth. No awards of Restricted Stock were made in 1994. Previous awards of Restricted Stock are described in the Summary Compensation Table footnote. The unqualified ownership of awarded shares of Restricted Stock depends upon meeting a specific earnings per share goal for each of the three years following the grants; short of reaching each year's goal, a portion of the awarded Restricted Shares are forfeited back to the Company.

The Board believes the Plan is well designed to encourage management's effort in the shareholders' interests. Little value will be realized from the Plan unless those interests are well served.

RETIREMENT BENEFITS

The Company encourages career executive employment and retirement benefits are an essential part of that policy. Retirement benefits include both a defined benefit pension plan and funding, through both employee and Company matching contributions in the Atkinson Retirement Stock and Investment Plan, a 401(k) defined contribution plan covering all salaried US employees. For named executive officers, the pension benefit is provided through two plans: (1) the Company's 1987 Pension Plan and (2) its Excess Benefit Plan, which credits the pension plan's benefit to compensation (salary plus bonus) received in excess of the maximum allowed for tax qualified pension plans. The estimated benefits from these plans for named executive officers can be observed in the Pension Plan Table. Credited service as of December 31, 1994 for each executive officer is shown in its footnote.

The Retirement Stock and Investment Plan is a savings plan; employees contribute voluntarily to it. The Company matches these contributions to a maximum of 5% of salary (or the IRS maximum contribution, if less). Funds are invested in the Company's stock and in the employee's choice among several investment vehicles. Matching Company contributions are fully vested after seven years of participation. The Company's 1994 matching contributions for the named executive officers are shown in Column (1) of the Summary Compensation Table. The Board believes that benefits from these plans meet the Company's needs and are in keeping with good corporate practice.

The Company has not adopted a policy regarding how it will address section 162(m) of the Internal Revenue Code regarding the deductibility of certain compensation because no officer of the Company will earn compensation that approaches the million dollar limitation.

The Board of Directors:
    Jack J. Agresti
    Duane E. Atkinson
    Ray N. Atkinson
    William E. Burch
    J. Phillip Frazier
    Donald R. Kayser
    Ross J. Turner
    John F. Whitsett

                           PERFORMANCE GRAPH+

The following graph compares the percentage change in the cumulative total shareholder return of the Common Stock of Guy F. Atkinson Company of California ("Atkinson") over the last five fiscal years with the performance of the NASDAQ Stock Market - US Index and a Peer Group over the same period. The returns were calculated assuming the investment in Atkinson Common Stock, the NASDAQ Stock Market - US Index and the Peer Group on December 31, 1989, and reinvest-ment of all dividends.

              [TABLE FOR PERFORMANCE GRAPH IN EDGAR FORMAT]
                COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
  AMONG THE COMPANY, THE NASDAQ STOCK MARKET - US INDEX AND A PEER GROUP

MEASUREMENT PERIOD                       NASDAQ STOCK
(FISCAL YEAR COVERED)       ATKINSON      MARKET-US INDEX     PEER GROUP
---------------------       --------      ---------------     ----------
Measurement Pt -- 12/31/89  $100.00       $100.00             $100/00
FYE 12/31/90                  50.00         85.00               85.00
FYE 12/31/91                  45.00        136.00              104.00
FYE 12/31/92                  65.00        159.00               95.00
FYE 12/31/93                  57.00        181.00              103.00
FYE 12/31/94                  69.00        177.00               63.00

+ The  Peer  Group  includes  the  following  companies:   Granite  Construction
  Incorporated, Kasler Holding Company, Michael Baker Corporation, Morrison Knudsen Corporation, Perini Corporation and The Turner Corporation. These are the same companies which have made up the Peer Group since 1993, except Blount, Inc. has been deleted from the Peer Group in this 1995 Proxy Statement because it is no longer operating as a construction company.

CERTAIN TRANSACTIONS

In 1991, William J. Carlson, then President of Walsh Construction Company division, was relocated by the Company from Trumbull, Connecticut to its headquarters in South San Francisco, California. In connection with his relocation, Mr. Carlson received a loan which is guaranteed by Guy F. Atkinson Company, a Nevada corporation. The loan is in the amount of $156,000 and is secured by a deed of trust on Mr. Carlson's new residence. The entire principal amount of the loan is due on December 31, 1996 and annual interest payments are required on the outstanding principal at the rate of 6.00 percent per annum.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

The Company has standing audit, compensation and nominating committees of the Board of Directors.

The Audit Committee consists of four directors appointed by the Board. The current members of the Audit Committee are John F. Whitsett, William E. Burch,
J. Phillip Frazier, and Donald R. Kayser. The Audit Committee recommends to the Board the appointment of an independent accounting firm, reviews the financial statements of the Company with such accounting firm, inquires into the effectiveness of the Company's internal auditing methods and procedures, and reports to the Board. The Audit Committee held two meetings during 1994.

The Compensation Committee consists of three directors appointed by the Board, none of whom may be the Chairman or the President of the Company. The current members of the Compensation Committee are William E. Burch, J. Phillip Frazier, and Ross J. Turner. The Compensation Committee held four meetings in 1994.

The Nominating Committee consists of three directors appointed by the Board. The current members of the Nominating Committee are Ray N. Atkinson, Duane E. Atkinson, and William E. Burch. The Nominating Committee recommends to the Board nominations of directors. The Nominating Committee held no meetings during 1994. The Committee will consider nominations recommended by shareholders, which should be directed to the Secretary of the Company.

Sixteen meetings of the Board of Directors were held in 1994. Each of the directors attended no less than seventy-five percent of the meetings of the Board and the standing committees on which such director serves.

                   CERTAIN BENEFICIAL OWNERS OF SECURITIES

The persons listed below are known to the Company to be beneficial owners as of January 31, 1995 of more than 5% of the Company's Common Stock(1). Such persons have sole voting and investment power with respect to the shares set forth opposite their names below.

                                  AMOUNT AND
                                    NATURE       PERCENT
      NAME AND ADDRESS OF        OF BENEFICIAL     OF
        BENEFICIAL OWNER           OWNERSHIP      CLASS
------------------------------ --------------- ---------
Myrtle L. Atkinson Foundation  911,620         10.2
 5828 Las Positas Road
 Livermore, CA 94550
Willamette University .........817,517          9.1
 Salem, OR 97301
Atkinson Foundation ...........641,910          7.2
 1100 Grundy Lane
 San Bruno, CA 94066
David L. Babson & Co. .........598,000          6.7
 One Memorial Drive
 Suite 1100
 Cambridge, MA 02142


(1) As of January 31, 1995, the trustee of the Atkinson Retirement Stock and Investment Plan was the owner of 1,539,848 shares of the Common Stock of the Company, constituting 17.2% of the Common Stock, held for the benefit of participants in the Plan. The trustee votes such shares only in accordance with instructions from such participants and disclaims beneficial ownership thereof.

                   APPROVAL OF AMENDMENT AND RESTATEMENT OF
                       THE 1990 EXECUTIVE STOCK PLAN OF
                    GUY F. ATKINSON COMPANY OF CALIFORNIA

On February 16, 1995, the Board of Directors amended, restated and renamed the Guy F. Atkinson Company of California 1990 Executive Stock Plan (the "Plan") subject to the approval of the stockholders of the Company. The purpose of the Plan is to encourage stock ownership by Company key employees, thereby providing an incentive for them to promote stock price growth and the overall financial success of the Company.

PRINCIPAL FEATURES OF THE PLAN, AS AMENDED

(a) The Plan provides for the award of (i) nonqualified and incentive stock options to purchase the Company's common stock; (ii) stock for such consideration and subject to such restrictions as the Compensation Committee determines, and (iii) rights or other units, the value of which is based on the value of the common stock of the Company, as the Compensation Committee determines appropriate.

(b) Key employees of the Company as determined by the Compensation Committee are eligible to receive awards under the Plan. The options, benefits or amounts which would have been received by or allocated to the named executive officers and executive officers as a group for the 1994 fiscal year if the Plan, as amended, had been in effect are not determinable. Non-employee directors are not eligible for awards under the Plan.

(c) Up to 1,300,000 shares of common stock, $0.01 par value, are reserved for issuance under the Plan. This is an increase of 800,000 shares over the number reserved under the original plan. As of February 28, 1995, 805,100 shares remain available for issuance.

(d) The Board has the authority to amend the Plan at any time; provided, however, that any amendment which increases the maximum number of shares available or changes the class of persons eligible to receive awards, must be approved by the stockholders.

(e) The Plan remains in effect until termination by the Board or, if earlier, February 15, 2005. No awards may be granted after termination of the Plan.

      (f) Stock options may not be granted with a term of more than 10 years. Incentive stock options must bear an exercise price equal to the full fair market value of the stock. Nonqualified options may be granted at below fair market value. No employee may receive more than 200,000 options per calendar year.

(g) Options may be subject to vesting and other restrictions as the Compensation Committee determines at the time of grant. Stock may be awarded subject to such restrictions that the Compensation Committee determines appropriate, including attainment of performance objectives or completed years of service.

(h) The Plan permits the grant of stock appreciation rights or other units based on the value of the Company's common stock, payable in cash or stock and subject to performance requirements as the Compensation Committee determines. No employee may receive more than 200,000 stock appreciation rights per calendar year.

      (i) Options may be exercised with cash or Company stock. The Plan contains "cashless exercise" provisions and permits the withholding of shares from exercise to cover applicable withholding taxes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Neither the optionee nor the Company will incur any federal tax consequences as a result of the grant of an option or Stock Appreciation Right ("SAR") under the Plan. The optionee will have no taxable income upon exercising an Incentive Stock Option ("ISO") (although the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a Nonqualified Stock Option ("NSO") or SAR, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise. The Company will be entitled to a deduction for the same amount. The tax treatment of a disposition of option shares acquired under the Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an NSO or SAR. The Company will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

Awards under the Plan may provide that, if any payment (or transfer) by the Company to a recipient would be nondeductible by the Company for federal income tax purposes, the aggregate value of all such payments (or transfers) will be reduced to an amount which maximizes such value without causing any such payment (or transfer) to be nondeductible.

The Committee may permit a Plan participant to satisfy his or her withholding tax obligations by surrendering a portion of his or her previously issued shares to the Company, or by having the Company withhold a portion of any shares that otherwise would be issued to him or her.

The above description of tax consequences is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax aspects of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE PLAN. A vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required for approval. An abstention or shares represented by proxies which are marked "abstain," will have the same effect as a vote against the proposal. The failure of a broker or other nominee to vote shares for a beneficial owner will have no effect on the proposal.

                         CERTIFIED PUBLIC ACCOUNTANTS

The firm of Coopers & Lybrand, Certified Public Accountants, has been the auditor for the Company for many years. The Board of Directors has again selected Coopers & Lybrand as the Company's auditors for 1995. A representative of that firm is expected to be present at the Annual Meeting. He or she will be available to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

                            SHAREHOLDER PROPOSALS

To be considered for presentation to the Annual Meeting of Shareholders to be held in 1996 a shareholder proposal must be received at the offices of the Company, 1001 Bayhill Drive, San Bruno, California 94066, not later than November 28, 1995.

                                OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxy holders will vote in regard thereto according to their best judgment.

                                         Therese Ambrusko
                                         Secretary